Exhibit 99.1

                     Edgewater Technology Appoints
                 Paul Flynn to Board of Directors and
                Shirley Singleton as Chairman of Board

    WAKEFIELD, Mass.--(BUSINESS WIRE)--July 21, 2005--A technology management consulting firm specializing in providing premium IT services, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company"), today announced that Paul Flynn has joined Edgewater Technology's Board of Directors and will serve on the Company's Audit Committee and Compensation Committee.
    Mr. Flynn currently serves as the Executive Vice President of Citizens Business Capital, a subsidiary of Citizens Financial Group, one of the top ten largest commercial bank holding companies in the United States. Mr. Flynn began his management career in the financial services sector as an Audit Manager with New England Merchants Bank and a loan officer with Chase Commercial Corporation. He then served as the Senior Vice President for Patriot Bank N.A. and Executive Vice President for the United States Trust Company managing their respective Asset Based Lending divisions and served on the senior loan committee for the United States Trust Company.
    "With more than three decades of success as a business leader in New England, we are honored to have Paul Flynn become a member of the Company's Board of Directors," said Shirley Singleton, Edgewater Technology's President and CEO. "Paul's management aptitude coupled with his expertise in the financial services industry will enhance our board level expertise and complement our strategic focus."
    In addition, Mr. Flynn has served on various regional boards including the Commercial Finance Association and is currently on the board of the Mass Business Development Corporation.
    Mr. Flynn's appointment to the Company's Board of Directors will make effective the resignation of William J. Lynch as a director and Chairman of the Company's Board of Directors. We previously announced Mr. Lynch's planned departure upon the appointment of a new independent director, as noted within our press release issued on May 27, 2005. With Mr. Lynch's departure, the Company's Board of Directors elected Shirley Singleton to serve as the Chairman of Edgewater Technology's Board of Directors.
    "On behalf of the Board of Directors and Edgewater Technology organization, I would like to thank William Lynch for his 9 years of dedicated service to our Company. His exceptional insight and guidance has been invaluable to our company," said Shirley Singleton, President and CEO of Edgewater Technology, Inc. "We will miss his presence in the board room and wish him all of the best."

    About Edgewater Technology

    Edgewater Technology, Inc. is an innovative technology management consulting firm. We provide a unique blend of premium IT services by leveraging our proven industry expertise in strategy, technology and corporate performance management. Headquartered in Wakefield, MA, we go to market by vertical industry and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.


    CONTACT: Edgewater Technology, Inc.
             Kevin Rhodes
             Barbara Warren-Sica
             781-246-3343